Exhibit 5.1

January 12, 2006

CoTherix, Inc.

5000 Shoreline Court, Suite 101

South San Francisco, California 94080

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by CoTherix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on January 13, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (a) 531,765 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance under the CoTherix, Inc. 2004 Equity Incentive Plan (the “2004 Incentive Plan”) and (b) 159,529 shares of Common Stock reserved for issuance under the CoTherix, Inc. 2004 Employee Stock Purchase Plan (the “2004 ESPP”, and together with the 2004 Incentive Plan, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of an aggregate of 691,294 shares of Common Stock for issuance under the Plans. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of shares of Common Stock under the Plans, the Company will receive the full consideration stated in the respective Plan for each share of Common Stock and that such consideration in respect of each share of Common Stock includes payment of cash or other lawful consideration.

Based upon and subject to the foregoing, it is our opinion that the 691,294 shares of Common Stock that may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement and the related prospectus(es), will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP